EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Douglas Ruschau
(312) 240-3818

130 E. Randolph Dr.
Chicago, Illinois 60601
For Immediate Release
May 3, 2006

Peoples Energy Reports Preliminary Fiscal 2006 Second Quarter Results
Results reflect $0.25 per share impact from amended gas charge settlement agreement;
Strong performance from diversified businesses not enough to overcome weaker utility earnings

CHICAGO — Peoples Energy (NYSE: PGL) today reported preliminary net income for its second quarter ended March 31, 2006, of $33.2 million, or $0.86 per diluted share compared to $51.2 million, or $1.34 per diluted share for the same period in 2005. Fiscal year-to-date preliminary net income was $13.7 million, or $0.36 per diluted share compared to $73.6 million, or $1.94 per diluted share a year-ago.

“Aside from the impacts of the settlement, gas distribution operating results continue to be hampered by warm weather, customer conservation, and higher bad debt expense,” said Thomas M. Patrick, Chairman, President, and CEO of Peoples Energy. “However, operating income from our diversified businesses continues to be strong. From a longer-term perspective, we made significant progress during the quarter on our strategic initiatives by completing a major oil and gas acquisition, moving to divest our remaining power generation assets, and preparing for near-term utility rate case filings. In addition, the final settlement of our long-standing gas charge proceedings removes a major uncertainty that has been facing the company.”

Second quarter and fiscal year-to-date results were negatively impacted by charges of $15.7 million pre-tax ($0.25 per share after tax) and $107.3 million pre-tax ($1.68 per share after tax), respectively, from the previously announced settlement of utility gas charge proceedings for fiscal years 2000 through 2004. Last year’s second quarter and year-to-date periods included pre-tax charges of $2.0 million and $13.2 million, respectively, related to the Company’s 2004 organizational restructuring. Fiscal 2006 second quarter and year-to-date gas distribution results were also negatively impacted by lower deliveries and a change in the regulatory treatment of Hub revenue. Diversified results improved significantly from the year-ago periods.

Financial results for the second quarter and year-to-date periods are summarized in Table I in accordance with generally accepted accounting principles (GAAP) and on an ongoing from continuing operations (non-GAAP) basis before the impact of the fiscal 2006 settlement charge and last year’s restructuring charge. Management believes that ongoing results are useful for year over year comparisons since changes of the magnitude associated with the settlement and the organizational restructuring are infrequent and affect the comparability of operating results. Ongoing results are used internally to measure performance and in reports for management and the Company’s Board of Directors.

Table I - Fiscal Second Quarter and Year-To-Date Results

	Three Months Ended March 31,
	($ millions, except per share amounts)
			Restructuring
	Ongoing		and Settlement		As Reported
	(non-GAAP)		Charges		(GAAP)
	2006	2005	2006	2005	2006	2005
Operating Income (Loss):
Gas Distribution	$58.6	$77.2	$(15.7)		$42.9	$77.2
Oil and Gas Production	8.8	5.2			8.8	5.2
Energy Marketing	10.3	9.9			10.3	9.9
Energy Assets	1.4	0.6			1.4	0.6
Corporate and Other	(4.0)	(2.4)		$(2.0)	(4.0)	(4.4)
Total Operating Income (Loss)	$75.1	$90.5	$(15.7)	$(2.0)	$59.4	$88.5

Income (Loss) from Continuing Operations	$43.0	$51.1	$(9.4)	$(1.2)	$33.6	$49.9
Income (Loss) from Discontinued Operations					(0.4)	1.3
Net Income					$33.2	$51.2

Per Diluted Share:
Income (Loss) from Continuing Operations	$1.12	$1.34	$(0.25)	$(0.03)	$0.87	$1.31
Income (Loss) from Discontinued Operations					(0.01)	0.03
Net Income					$0.86	$1.34

	Six Months Ended March 31,
	($ millions, except per share amounts)
			Restructuring
	Ongoing		and Settlement		As Reported
	(non-GAAP)		Charges		(GAAP)
	2006	2005	2006	2005	2006	2005
Operating Income (Loss):
Gas Distribution	$109.3	$126.9	$(107.3)		$2.0	$126.9
Oil and Gas Production	20.2	13.8			20.2	13.8
Energy Marketing	20.1	12.2			20.1	12.2
Energy Assets	3.1	1.5			3.1	1.5
Corporate and Other	(8.5)	(5.3)		$(13.2)	(8.5)	(18.5)
Total Operating Income (Loss)	$144.2	$149.1	$(107.3)	$(13.2)	$36.9	$135.9

Income (Loss) from Continuing Operations	$79.9	$80.8	$(64.6)	$(7.9)	$15.3	$72.9
Income (Loss) from Discontinued Operations					(1.6)	0.7
Net Income					$13.7	$73.6

Per Diluted Share:
Income (Loss) from Continuing Operations	$2.08	$2.13	$(1.68)	$(0.21)	$0.40	$1.92
Income (Loss) from Discontinued Operations					(0.04)	0.02
Net Income					$0.36	$1.94

Note: Numbers may not sum due to rounding

Notable items for the second quarter include the following:

▪
As previously announced, the Illinois Commerce Commission (ICC) approved an amended settlement agreement related to the utilities’ gas charges for fiscal years 2000 through 2004. As a result of the amended settlement, the Company recorded a $15.7 million pre-tax charge in the second quarter. This is in addition to the $91.7 million pre-tax charge recorded in the first quarter and $13.3 million recognized in prior fiscal years.

•
Pursuant to the amended settlement agreement, Hub revenues are treated as a reduction of gas costs recoverable from customers. The impact of this change related to pre-fiscal 2006 Hub revenue is included in the settlement charge. Beginning in the second quarter, fiscal 2006 Hub revenues are recorded as a credit to customers’ gas charges, including $2.8 million previously reported as revenue in the fiscal 2006 first quarter.

•	In connection with the Company’s previously announced plans to exit the power generation business, financial results for power generation are now being reported as discontinued operations.
•	Gas distribution deliveries for the quarter were negatively impacted by 15% warmer than normal weather. In addition, utility deliveries continue to be negatively impacted by customer conservation.
•
Oil and gas production volumes for the quarter increased 7% from a year ago. The higher production levels reflect strong performance on both existing and new wells and the impact of the Company’s second quarter acquisition of certain oil and gas properties in East Texas, North Louisiana, and Mississippi.

•	Energy Marketing operating income increased substantially from the year-ago periods, driven by higher wholesale margins.

Gas Distribution. Ongoing (non-GAAP) operating income for the second quarter was $58.6 million, compared to $77.2 million last year. The decrease reflected lower deliveries ($14.3 million) and a change in treatment of Hub revenue ($6.4 million), as noted earlier. Weather was 15% or 484 degree days warmer than normal and 11% or 339 degree days warmer than last year. Deliveries declined 12 Bcf to 87 Bcf. Operating expenses were down slightly from a year ago.

On a fiscal year-to-date basis, ongoing (non-GAAP) operating income was $109.3 million compared to $126.9 million last year. The decrease is due primarily to the impact of lower gas deliveries ($9.3 million), including an estimated 4% decline in weather normalized demand due to the impact of customer conservation, the change in treatment of Hub revenue ($5.9 million) noted above, and slightly higher operating expenses. Year-to-date weather was 472 degree days or 9% warmer than normal, and 120 degree days or 2% warmer than last year. Operating expenses increased $2.9 million, as an increase in bad debt expense ($6.6 million) due to record high natural gas prices and their corresponding impact on revenues and higher pension expense ($4.5 million) were nearly offset by reductions in depreciation expense ($3.6 million) and various other operating costs.

The $107.3 million in settlement charges recorded in fiscal 2006 and the $13.3 million liability recognized in prior periods reflect the following settlement amounts:

▪	$100 million in refunds to customers,
▪	$5.0 million related to the first year funding of conservation program costs,
▪	$10.7 million to reflect a change in regulatory treatment for fiscal 2005 hub revenues,
▪	$5.0 million net increase to the bad debt reserve primarily related to the termination of collection activities on approximately $207 million of bad debt written off during fiscal years 2000-2005.

The utilities are now expected to file for rate relief with the Illinois Commerce Commission in early summer. The timing has been delayed somewhat due to conclusion of the gas charge settlement case. The companies are currently in the process of updating the filings to reflect more current forecasts of ongoing future revenues and costs for delivery service. The normal rate case process at the Commission usually requires about eleven months, so any rate increase granted would not become effective until late spring of 2007.

Oil and Gas Production. Operating income totaled $8.8 million for the quarter, compared to $5.2 million in the year ago period. Results for the quarter benefited from a 7% increase in production and higher net realized prices, partially offset by higher operating costs, mainly depletion expenses and a downward adjustment of $2.0 million to the gain on the sale of EnerVest properties recorded in the first quarter of 2006. The February 2006 acquisition added 4.5 MMcfed to quarterly production. During the second quarter, the Company drilled 15 wells, of which 14 were successful.

Year-to-date operating income totaled $20.2 million, compared to $13.8 million a year ago. Year-to date results benefited from higher net realized prices and a $7.6 million gain associated with the first quarter sale of assets at the Company’s EnerVest partnership, offset by higher operating expenses and slightly lower production. The decline in production from a year ago reflects the normal decline of existing production, partially offset by the Company’s 2006 drilling program and the impact of the recent acquisition. Production for the full year is expected to increase slightly from the prior year. On a year-to-date basis, the Company drilled 27 wells with a success rate of 96%.

Approximately 64% of the Company’s gas production was hedged for the quarter compared to 95% for the second quarter of 2005. As of April 20, 2006, approximately 65-70% of estimated remaining fiscal 2006 natural gas production was hedged.

Table II summarizes second quarter and year-to-date operating statistics for the Oil and Gas Production segment:

Table II - Oil and Gas Operating Results
	Three Months Ended March 31,			Six Months Ended March 31,
			%			%
	2006	2005	Change	2006	2005	Change

Average daily production:
Gas (MMCFD)	64.9	59.1	9.8%	61.4	60.8	1.0%
Oil (MBD)	1.1	1.3	(15.4%)	1.1	1.3	(15.4%)
Gas equivalent (MMCFED)	71.6	66.7	7.3%	67.8	68.7	(1.3%)

Net realized price:
Gas ($/MCF)	$5.94	$4.62	28.6%	$5.28	$4.52	16.8%
Oil ($/BBL)	$25.64	$26.94	(4.8%)	$27.63	$28.56	(3.3%)
Gas equivalent ($/MMCFE)	$5.78	$4.60	25.7%	$5.22	$4.55	14.7%

Percentage hedged:
Gas	64%	95%	(32.6%)	74%	95%	(22.1%)
Oil	74%	96%	(22.9%)	77%	89%	(13.5%)

Energy Marketing. Operating income totaled $10.3 million for the quarter and $20.1 million year-to-date, up $0.5 million and $7.9 million from the year ago periods, respectively. Wholesale marketing results were up sharply in both periods, reflecting additional capacity and the positive impact of price volatility and spreads on storage and transportation optimization strategies. Second quarter and year-to-date results for retail marketing activities declined from a year ago due primarily to mark-to-market accounting and the impact of warmer than normal weather on gas margins.

Results for the segment include an unrealized loss of $13.8 million and $16.0 million related to lower-of-cost-or-market inventory adjustments and mark-to-market accounting for the quarter and year-to-date periods, respectively. Much of this is timing and is expected to reverse over the course of this and next fiscal years as the underlying transactions are settled. The earnings variability resulting from accounting timing can be significant from period to period, even when the underlying economic position is unchanged.

Quarterly comparisons can also vary due to the seasonal nature of retail gas marketing and the opportunistic nature of wholesale capacity optimization activity. As a result, operating results for the remainder of the fiscal year are expected to break even, as the reversal of temporary accounting adjustments is offset by fixed capacity and other operating costs.

Energy Assets. Operating income totaled $1.4 million for the quarter and $3.1 million year-to-date, up slightly from the year-ago periods. On March 31, the Company agreed to sell its interest in the Southeast Chicago Energy Project (SCEP) for approximately $50 million subject to closing adjustments. Closing is expected to occur in the fiscal third quarter and result in a modest gain. The Company expects to sell its remaining power generation assets, a 50% interest in Elwood Energy and a development site in Oregon, by fiscal year-end at a sizable gain. All financial results relating to power generation formerly included in this business segment are now reported as discontinued operations, including prior year results.

Corporate and Other. Absent the $2.0 million and $13.2 million restructuring charges recognized in the year-ago quarter and fiscal year-to-date periods, respectively, ongoing Corporate and Other expenses increased $1.6 million for the quarter and $3.2 million year-to-date compared to last year. The increases were primarily labor-related.

Financial. Year to-date interest expense increased $3.1 million compared to a year ago due primarily to higher interest rates The effective tax rate on ongoing income was about 33%, down from 35% last year. At March 31, 2006, total debt was 56% of total debt plus equity, up from 51% a year ago due primarily to the settlement charge and the February oil and gas acquisition which is being temporarily financed with commercial paper borrowing.

Capital expenditures are projected to approximate $330 million, including $105 million in gas distribution and the remainder primarily in oil and gas production.

Earnings Outlook.  “We are lowering our ongoing (non-GAAP) fiscal 2006 earnings from continuing operations estimate to $1.40 to $1.65 per share (($0.05) to $0.20 per share on a GAAP basis)”, said Patrick. “This outlook excludes approximately $0.23 per share of annual income from our power segment which is now classified as discontinued operations. The downward revision reflects two major factors -- the adverse impact on utility deliveries from warm weather and customer conservation (including April weather that was almost 30% warmer than normal) and the change in the regulatory treatment of Hub revenue. Our ongoing (non-GAAP) outlook also excludes the impacts of the settlement and expected sizable gain from the sale of our power assets.” The outlook does not reflect the potential variability in earnings due to fair value accounting adjustments, which could be material but are not estimable. Table III reconciles the current earnings outlook for fiscal 2006 to the Company’s original estimate.

“On a longer-term basis, fiscal 2007 earnings will continue to be under pressure as a result of continued cost increases in our gas distribution business and only a partial year of rate relief. However, assuming reasonable rate relief for our utilities and continued solid performance by our diversified businesses, we anticipate sharp improvement in fiscal 2008 earnings.”

Table III - Earnings Outlook

	EPS Impact

Original FY 2006 earnings outlook	$2.25	-	$2.45
Reclassification of power generation
to discontinued operations	(0.23)	-	(0.23)
Adjusted original FY 2006 outlook	$2.00		$2.20

Warmer than normal weather/conservation	(0.30)	-	(0.35)
Change in treatment of Hub revenue	(0.14)	-	(0.14)
Higher interest expense	(0.03)	-	(0.05)
Other, net	(0.04)	-	(0.06)

FY 2006 outlook from continuing operations	$1.40	-	$1.65
Income from discontinued operations*	0.23	-	0.23
Net Income - (non-GAAP)	$1.65	-	$1.90
Settlement charge	(1.68)	-	(1.68)
Net Income - (GAAP)	($0.05)	-	$0.20

* Includes operating results of assets held for sale. Excludes expected net gain from sales.

Earnings Conference Call.  Peoples Energy will hold a conference call to discuss financial results for the second quarter of fiscal 2006 on Wednesday, May 3, 2006, at 9:00 a.m. Central (10:00 a.m. Eastern). To listen to the webcast live or in replay visit the “Investors” section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-888-203-1112, reference number 2106040. The telephone replay will be available approximately two hours after completion of the call through May 10, 2006. The webcast replay will be available through May 2007.

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of five primary business segments: Gas Distribution, Oil and Gas Production, Energy Assets, Energy Marketing and Corporate and Other. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy website at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words “may”, “could”, “project”, “believe”, “anticipate”, “estimate”, “plan”, “forecast”, “will be”, and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the future health of the

United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; operational factors affecting the Company's gas distribution, energy assets and oil and gas production segments; Aquila Inc.’s financial ability to perform under its power sales agreements with Elwood Energy LLC; the Company’s ability to complete its divestment of its power generation assets during the fiscal year on advantageous terms; drilling and production risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; the application of, or changes in, accounting rules or interpretations, including, but not limited to, the impact of mark-to-market accounting treatment for some of the Company’s derivative contracts used by the Company to manage commodity price, basis and other risks; and terrorist activities. Also, projections to future periods of the effectiveness of internal control over financial reporting are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K/A filed with the SEC under Item 1 - Business, Item 1A - Risk Factors and Item 7 - Management’s Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended March 31,
(In Thousands, Except Per-Share Amounts)	2006	2005

Revenues	$1,180,028	$1,026,906

Equity Investment Income (Loss)	($1,975)	$397

Operating Income	$59,432	$88,520

Net Income	$33,170	$51,172

Earnings Per Share - Basic	$0.87	$1.35

Earnings Per Share - Diluted	$0.86	$1.34

Average Shares Outstanding - Basic	38,338	37,928

Average Shares Outstanding - Diluted	38,467	38,093

	Six Months Ended March 31,
(In Thousands, Except Per-Share Amounts)	2006	2005

Revenues	$2,232,414	$1,764,317

Equity Investment Income	$7,677	$1,744

Operating Income	$36,917	$135,906

Net Income	$13,689	$73,648

Earnings Per Share - Basic	$0.36	$1.94

Earnings Per Share - Diluted	$0.36	$1.94

Average Shares Outstanding - Basic	38,291	37,873

Average Shares Outstanding - Diluted	38,423	38,042

Common Stock Data
	March 31,
	2006	2005
Annualized dividend rate	$2.18	$2.18
Dividend yield	6.1%	5.2%
Book value per share	$22.00	$23.12
Market price	$35.64	$41.92
Market price as a percent of book value	162%	181%

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

Gas Distribution Margin (in thousands)
Total Gas Distribution revenues	$821,357	$742,442	$1,550,346	$1,262,500
Less: Gas costs	583,495	488,176	1,100,646	817,780
Gross margin (1)	237,862	254,266	449,700	444,720
Less: Revenue taxes and surcharges	69,136	65,706	129,133	111,670
Environmental costs recovered	14,033	14,145	25,329	23,128
Net margin (1)	$154,693	$174,415	$295,238	$309,922

Gas Distribution Deliveries (MDth)
Gas sales
- Residential	46,052	53,764	83,234	88,801
- Commercial	7,903	9,131	14,165	14,924
- Industrial	1,480	1,759	2,715	2,905
Transportation	31,347	34,627	57,440	59,495
Total Distribution Deliveries	86,782	99,281	157,554	166,125

Weather
Heating degree days - actual	2,741	3,080	5,043	5,163
Heating degree days - percent colder (warmer) than normal	(15.0%)	(5.3%)	(8.6%)	(6.7%)

Number of Gas Distribution Customers (average)
Gas sales
- Residential	899,967	904,105	888,946	891,475
- Commercial	46,496	47,150	46,157	46,262
- Industrial	2,878	2,919	2,857	2,880
Transportation	32,779	25,080	31,152	24,505
Total Gas Distribution Customers	982,120	979,254	969,112	965,122

Energy Marketing
Wholesale gas volumes sold (MDth)	14,015	14,895	23,923	25,802
Retail gas volumes sold (MDth)	17,939	20,654	33,025	35,442
Number of retail gas customers (at March 31)	23,884	24,473	23,884	24,473
Retail electric volumes sold (Mwh)	417	331	817	664
Number of retail electric customers (at March 31)	2,657	2,003	2,657	2,003
Total retail customers (at March 31)	26,541	26,476	26,541	26,476

Employees (at March 31)
Gas Distribution	1,707	1,680	1,707	1,680
Diversified Businesses	135	130	135	130
Corporate Support	349	328	349	328
Total Employees	2,191	2,138	2,191	2,138

Megawatt Capacity (at March 31)	800	800	800	800

(1) As used above, net margin is not a financial measure computed under GAAP. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding the Gas Distribution segment's operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited) (continued)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Oil and Gas Production
Average daily production:
Gas (MMCFD)	64.9	59.1	61.4	60.8
Oil (MBD)	1.1	1.3	1.1	1.3
Gas equivalent (MMCFED)	71.6	66.7	67.8	68.7

Average index price:
Gas ($/MMBTU) - Henry Hub	$ 8.98	$ 6.27	$ 10.99	$ 6.67
Oil ($/BBL)	$ 65.54	$ 46.85	$ 61.75	$ 49.06

Average hedge price:
Gas ($/MMBTU)	$ 5.27	$ 4.96	$ 5.17	$ 4.90
Oil ($/BBL)	$ 27.65	$ 28.28	$ 27.65	$ 27.14

Percentage hedged:
Gas	64%	95%	74%	95%
Oil	74%	96%	77%	89%

Net realized price: (1)
Gas ($/MCF)	$ 5.94	$ 4.62	$ 5.28	$ 4.52
Oil ($/BBL)	$ 25.64	$ 26.94	$ 27.63	$ 28.56
Gas Equivalent ($/MCFE)	$ 5.78	$ 4.60	$ 5.22	$ 4.55

Oil & Gas Production
Hedge Position (2)
	Volume Hedged (MMBTU)/(MBO)		Wtd. Avg. Prices ($MMBTU)/($BBL)
Remaining FY 2006 Hedge Position (April - September)
Gas
Swaps (61%)	4,954,500		$5.09
Collars (39%)	3,202,500		$4.54 - $5.56
	8,157,000 (3)		$4.87 - $5.27
Oil
Swaps	150 (4)		$27.65

(1) Reflects the impact of all hedges, including mark-to-market derivatives as well as basis differentials, transportation, gathering and mmbtu/mcf conversion and are not NYMEX-equivalent prices.

(2) As of April 20, 2006.
(3) Approximately 65-70% based on projected 2006 production.
(4) Approximately 75-80% based on projected 2006 production.

Peoples Energy Corporation				Preliminary

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(In Thousands, Except Per-Share Amounts)	2006	2005	2006	2005

Revenues	$1,180,028	$1,026,906	$2,232,414	$1,764,317

Operating Expenses:
Cost of energy sold	886,640	727,715	1,683,067	1,236,607
Gas charge settlement	15,662	-	107,330	-
Operation and maintenance, excluding
restructuring and environmental costs	93,447	90,204	180,811	169,032
Restructuring costs	-	1,956	-	13,163
Environmental costs	14,033	14,145	25,329	23,128
Depreciation, depletion and amortization	29,531	28,957	58,516	59,293
Taxes, other than income taxes	79,470	75,806	148,190	128,860
Losses (gains) on property sales	(162)	-	(69)	72
Total Operating Expenses	1,118,621	938,783	2,203,174	1,630,155

Equity investment income (loss)	(1,975)	397	7,677	1,744

Operating Income	59,432	88,520	36,917	135,906

Other income and expense - net	1,367	965	2,680	1,878

Interest expense	15,182	12,844	28,405	25,354

Income Before Income Taxes	45,617	76,641	11,192	112,430

Income tax expense (benefit)	12,026	26,810	(4,073)	39,536

Income from Continuing Operations	$33,591	$49,831	$15,265	$72,894

Income (Loss) from Discontinued Operations,
net of taxes	(421)	1,341	(1,576)	754

Net Income	$33,170	$51,172	$13,689	$73,648

Average Shares of Common Stock Outstanding
Basic	38,338	37,928	38,291	37,873
Diluted	38,467	38,093	38,423	38,042
Earnings (Loss) Per Share of Common Stock
Basic, continuing operations	0.88	$1.31	$0.40	$1.92
Basic, discontinued operations	(0.01)	0.04	(0.04)	0.02
Total - basic earnings per share	$0.87	$1.35	$0.36	$1.94

Diluted, continuing operations	$0.87	$1.31	$0.40	$1.92
Diluted, discontinued operations	(0.01)	0.03	(0.04)	0.02
Total - diluted earnings per share	$0.86	$1.34	$0.36	$1.94

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

(In Thousands) At March 31,	2006	2005

Assets
Capital Investments:
Property, plant and equipment	$3,430,223	$3,182,295
Less - Accumulated depreciation, depletion
and amortization	1,315,470	1,274,022
Net property, plant and equipment	2,114,753	1,908,273
Investments in equity investees	-	13,652
Other investments	13,215	13,076
Total Capital Investments - Net	2,127,968	1,935,001

Customer Accounts Receivable - net of reserves	644,410	515,540
Other Current Assets	489,213	418,344
Total Current Assets	1,133,623	933,884

Other Assets	521,178	453,275

Total Assets	$3,782,769	$3,322,160

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$415,570	$400,407
Treasury stock	(6,677)	(6,677)
Retained earnings	518,025	583,435
Accumulated other comprehensive loss	(82,947)	(99,363)
Total Common Stockholders' Equity	843,971	877,802

Long-Term Debt	894,261	895,647
Total Capitalization	1,738,232	1,773,449

Current Liabilities
Commercial paper	166,190	-
Accounts Payable	237,912	220,807
Other Current Liabilities	715,999	513,098
Total Current Liabilities	1,120,101	733,905

Deferred Credits and Other Liabilities	924,436	814,806
Total Capitalization and Liabilities	$3,782,769	$3,322,160

Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)

	Gas	Oil and Gas	Energy	Energy	Corporate and
(In Thousands)	Distribution	Production	Marketing	Assets	Other	Adjustments	Total
Three Months Ended March 31, 2006
Revenues	$821,357	$37,281	$317,353	$7,791	$-	$(3,754)	$1,180,028
Depreciation, depletion and amortization	15,343	13,363	440	88	297	-	29,531
Equity investment income (loss)	-	(1,975)	-	-	-	-	(1,975)
Operating income (loss) (1)	42,921	8,801	10,324	1,450	(4,064)	-	59,432
Three Months Ended March 31, 2005
Revenues	$742,442	$27,631	$254,600	$5,209	$-	$(2,976)	$1,026,906
Depreciation, depletion and amortization	17,117	11,040	433	122	245	-	28,957
Equity investment income	-	130	-	-	267	-	397
Operating income (loss) (2)	77,187	5,177	9,857	566	(4,267)	-	88,520
Six Months Ended March 31, 2006
Revenues	$1,550,346	$64,339	$612,223	$10,398	$-	$(4,892)	$2,232,414
Depreciation, depletion and amortization	30,468	26,416	882	177	573	-	58,516
Equity investment income	-	7,610	-	-	67	-	7,677
Operating income (loss) (1)	1,967	20,195	20,089	3,140	(8,474)	-	36,917
Six Months Ended March 31, 2005
Revenues	$1,262,500	$56,831	$442,147	$7,726	$-	$(4,887)	$1,764,317
Depreciation, depletion and amortization	34,109	23,626	864	243	451	-	59,293
Equity investment income (loss)	-	1,215	-	-	529	-	1,744
Operating income (loss) (2)	126,862	13,769	12,220	1,537	(18,482)	-	135,906

(1) Gas Distribution results for the three and six month periods ended March 31, 2006 include the impacts of $15.7 million and $107.3 million, respectively, related to the amended gas charge settlement agreement.

(2) Corporate and Other results for the three and six month periods ended March 31, 2006 include the impacts of $2.0 million and $13.2 million, respectively, related o the company's 2004 organizational restructuring.

Effective in fiscal 2006, the Company's primary business segments were reorganized and reported as follows: Gas Distribution (including Peoples Gas hub operations, formerly included as part of Midstream Services), Oil and Gas Production, Energy Assets, and Energy Marketing (both retail and wholesale activity, formerly included as Retail Energy Services and part of Midstream Services, respectively). All periods have been reclassified to conform with the current presentation.